Exhibit 99.1

Contact:	Chris O’Neal Senior Vice President, Strategy Corporate Development and Investor Relations	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500
Phone:	704-731-1527	Fax: 704-731-1511
Email:	investor.relations@enproindustries.com	www.enproindustries.com

EnPro Industries Prices Offering of

$350 Million 5.75% Senior Notes Due 2026

CHARLOTTE, N.C., October 2, 2018 – EnPro Industries, Inc. (NYSE: NPO) today announced it priced its previously announced offering of its senior notes due 2026 (the “Senior Notes”). The face value of the Senior Notes is $350 million with an annual interest rate of 5.75%. The Senior Notes were priced at 100% of the face value. The offer was made in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons in offshore transactions in reliance on Regulation S under the Securities Act. The Senior Notes offering is expected to close on October 17, 2018.

EnPro intends to use the net proceeds from the offering, together with borrowings under its senior secured revolving credit facility, to fund the redemption of all of its outstanding 5.875% senior notes due 2022 (the “Outstanding Notes”). The conditional redemption of the Outstanding Notes was announced by EnPro on October 1, 2018.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, the Senior Notes. Any offer of the Senior Notes will be made only by means of a private offering memorandum. The Senior Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This press release also does not constitute a notice of redemption of, or an offer to purchase or a solicitation of an offer to purchase, the Outstanding Notes. The formal notice of redemption has been provided in accordance with the terms of the indenture governing the Outstanding Notes.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in EnPro’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017. In addition, it is not certain whether, and EnPro can provide no assurances that, the offering of the Senior Notes will be completed on the terms described above or at all or all conditions to the redemption of the Outstanding Notes will be satisfied. Risks and uncertainties include market conditions beyond EnPro’s control, including high-yield debt market conditions.